Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

FARMINGDALE, NJ – February 27, 2020 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter and full year 2019.

Fourth Quarter 2019 Highlights
•	GAAP net income applicable to common stockholders of $5.2 million, or $0.31 per share
•	Core earnings attributable to common stockholders of $8.1 million, or $0.48 per share
•	Book value of $17.35 per share at December 31, 2019, a 2.0% increase from September 30, 2019, net of the Company’s fourth quarter dividend
•	Declared regular common dividend of $0.40 per share; annualized common dividend yield at market close was 10.6% at February 26, 2020
•	Aggregate portfolio leverage stood at 6.1x at December 31, 2019
•	During the fourth quarter, the Company repurchased 235,950 shares of its common stock for approximately $3.5 million under the Company’s $10.0 million share repurchase program

“I’m pleased with our fourth quarter results.  We capped off the year with solid core earnings while protecting book value,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Our performance is a testament to the capabilities and experience of our entire team.  We look to continue our success in 2020 by actively managing our portfolio as the company continues to grow and evolve.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the fourth quarter of 2019 of $5.2 million, or $0.31 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $6.3 million of net interest income, $14.2 million of net servicing income, a net realized gain of $0.6 million on RMBS, a net realized loss of $17.1 million on derivatives, a net unrealized gain of $3.4 million on derivatives, a net unrealized gain of $2.0 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.4 million.

Core earnings attributable to common stockholders for the fourth quarter of 2019 were $8.1 million, or $0.48 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended December 31,
	2019	2018
	(unaudited)	(unaudited)
Income
Interest income	$19,770	$16,958
Interest expense	13,499	10,385
Net interest income	6,271	6,573
Servicing fee income	19,318	16,574
Servicing costs	5,096	3,528
Net servicing income	14,222	13,046
Other income (loss)
Realized gain (loss) on RMBS, net	627	(2,932)
Realized loss on derivatives, net	(17,148)	(3,162)
Realized loss on acquired assets, net	(28)	-
Unrealized gain (loss) on derivatives, net	3,357	(30,937)
Unrealized gain (loss) on investments in MSRs	1,959	(21,924)
Total Income (Loss)	9,260	(39,336)
Expenses
General and administrative expense	1,352	962
Management fee to affiliate	1,999	1,649
Total Expenses	3,351	2,611
Income (Loss) Before Income Taxes	5,909	(41,947)
Benefit from corporate business taxes	(1,842)	(3,137)
Net Income (Loss)	7,751	(38,810)
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(127)	505
Dividends on preferred stock	2,460	1,395
Net Income (Loss) Applicable to Common Stockholders	$5,164	$(39,700)
Net Income (Loss) Per Share of Common Stock
Basic	$0.31	$(2.42)
Diluted	$0.31	$(2.42)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,797,523	16,382,914
Diluted	16,810,312	16,391,170
_______________
Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the fourth quarter 2019 was approximately $7.4 million.

	Three Months Ended December 31,
	2019	2018
	(unaudited)	(unaudited)
Net Income (Loss)	$7,751	$(38,810)
Other comprehensive income:
Net unrealized gain on RMBS	7,373	13,862
Reclassification of net realized gain (loss) on RMBS included in earnings	(627)	2,932
Other comprehensive income	6,746	16,794
Comprehensive income (loss)	$14,497	$(22,016)
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	234	(286)
Dividends on preferred stock	2,460	1,395
Comprehensive income (loss) attributable to common stockholders	$11,803	$(23,125)
_______________
Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended December 31, 2019

The Company realized servicing fee income of $19.3 million, interest income of $19.8 million and other loss of $11.2 million primarily related to realized losses on derivatives, partially offset by unrealized gains on derivatives and investments in Servicing Related Assets. The unpaid principal balance for the MSR portfolio stood at $29.1 billion as of December 31, 2019 and the carrying value of the MSR portfolio ended the quarter at $291.1 million.  Net interest spread for the RMBS portfolio stood at 0.73% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 6.1x.

The RMBS portfolio had both a book and carrying value of approximately $2.5 billion at quarter-end December 31, 2019.  The portfolio had a weighted average coupon of 3.85% and weighted average maturity of 26 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end December 31, 2019, the Company held interest rate swaps with a notional amount of $2.4 billion, swaptions with a notional amount of $40.0 million, TBAs with a notional amount of $140.3 million and Treasury futures with a notional amount of $310.3 million.

As of December 31, 2019, Cherry Hill’s GAAP book value was $17.35 per diluted share, an increase of 2.0%, net of the fourth quarter dividend, from book value per share of $17.01 as of September 30, 2019.

Dividends

On December 12, 2019, the Board of Directors declared a quarterly dividend of $0.40 per share of common stock for the fourth quarter of 2019. The dividends were paid in cash on January 28, 2020 to common stockholders of record as of the close of business on December 31, 2019. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the fourth quarter of 2019. The dividends were paid in cash on January 15, 2020 to Series A and B Preferred stockholders of record as of the close of business on December 31, 2019.

Core Earnings

Core earnings is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization), realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes any tax (benefit) expense on unrealized gain (loss) on MSRs. Core earnings are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining core earnings, it may not be comparable to similarly-titled measures of other issuers, which define core earnings differently from the Company and each other. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended December 31, 2019 and 2018:

	Three Months Ended December 31,
	2019		2018
	(unaudited)		(unaudited)
Net Income (Loss)	$7,751		$(38,810)
Realized loss (gain) on RMBS, net	(627)		2,932
Realized loss on derivatives, net	17,148		3,162
Realized loss on acquired assets, net	28		-
Unrealized loss (gain) on derivatives, net	(3,357)		30,937
Unrealized loss (gain) on investments in MSRs, net of estimated MSR amortization	(10,068	)(1)	17,437
Tax expense on unrealized gain on MSRs	(168)		(3,260)
Total core earnings:	$10,707		$12,398
Core earnings attributable to noncontrolling interests in Operating Partnership	(172)		(159)
Dividends on preferred stock	2,460		1,395
Core Earnings Attributable to Common Stockholders	$8,075		$10,845
Core Earnings Attributable to Common Stockholders, per Diluted Share	$0.48		$0.66
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$0.31		$(2.42)
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Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

[1]
Beginning with the third quarter of 2019, the Company refined the MSR amortization method of determining the amount of realized and unrealized gain (loss) on investments in MSRs, used by the Company to calculate core earnings. MSR amortization refers to the portion of the change in fair value of the MSRs that is primarily due to the realization of cashflows or runoff. The refined method better reflects current and expected market conditions and includes an adjustment for any gain or loss on the capital used to purchase the MSR. MSR amortization for periods that ended prior to September 30, 2019 have not been adjusted to reflect the Company’s refined MSR amortization method.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on February 27, 2020.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2019 and its results of operations for the full year 2019 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter and Full Year 2019 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on March 27, 2020 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13698403.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com